UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2008

CNL Lifestyle Properties, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-51288	20-0183627
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

450 South Orange Ave. Orlando, Florida	32801
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: 407-650-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

EAGLE Golf

In June 2008, EAGLE Golf, the tenant for 43 of our golf courses that accounts for annualized base rent of $37.6 million for 2008, notified us that it was having working capital shortages and would be unable to pay the full amount of June 2008 rent. At that time, we evaluated the situation and agreed to allow this tenant to defer $2.2 million in rent until the end of its seasonally busy period on September 30, 2008.

Subject to execution of a definitive agreement, we expect to enter into an Omnibus Lease Resolution Agreement (the “Agreement”) with EAGLE Golf, its parent, Premier Golf Management, Inc. (“PGMI”) and certain other parties to resolve its issues, including the restructuring of PGMI and EAGLE Golf under existing management. Under the terms of the Agreement, we will defer approximately $9.3 million (including the $2.2 million previously deferred in June and the $1.6 million previously deferred in September) of the rent owed by EAGLE Golf through December 31, 2008 in order to provide it with working capital in the short-term. This deferral equates to less than 25 percent of the annual rent owed by this tenant. In exchange, EAGLE Golf will release to us $11.8 million in cash security deposits held pursuant to our leases and we will release EAGLE Golf from its obligations under the leases to provide us with certain letters of credit as additional security deposits. As part of the transactions subject to the Agreement, PGMI will guarantee EAGLE Golf’s lease obligations and the sole shareholder of PGMI will pledge 100 percent of his stock in PGMI to us. The $11.8 million in cash security deposits will be used to offset the $9.3 million in deferred rent and, accordingly, we anticipate recognizing the full amount of rent due under the existing leases during 2008.

Pursuant to the Agreement, EAGLE Golf will have until October 31, 2008 to procure an established golf operator or third-party investor willing to acquire, invest in or merge with, EAGLE Golf subject to negotiation with us regarding an acceptable cash security deposit to be delivered in connection with the leases, the establishment by EAGLE Golf of a working capital line of credit to be available to support lease payments to us and other operating expenses, and $25.0 million in minimum net worth.

If EAGLE Golf does not procure an acceptable operator or investor by October 31, 2008 that meets the conditions set forth above, we will have the right to select one of the following three options:

•	Recommend a qualified operator or investor to EAGLE Golf which would then, if acceptable, acquire or merge with EAGLE Golf;

•

Terminate all leases, subject to obtaining consents on certain of the leasehold courses. Following termination, we anticipate that the courses would be operated by independent third-party managers for up to three years while we identify new tenants; or

•	Re-negotiate and/or terminate certain leases with EAGLE Golf, and lease those that are terminated to new tenants.

In the event that we consummate any of the transactions set forth above, the PGMI guarantee and stock pledge over the PGMI shares would be terminated and released.

We expect that any leases we enter into with new tenants or any amended leases that remain with EAGLE Golf will include a temporary partial reduction in annual base rent. However, we anticipate that base rent will decrease no more than 30 percent from current levels.

We can provide no assurance that we will finalize the Agreement with EAGLE Golf, that these options will ultimately be successful or that EAGLE Golf will not continue to experience financial problems. Additionally, the rent deferrals and amended lease terms will result in less cash available for distributions to our shareholders, at least for the near-term, than we would have had under the existing leases. However, we believe that entering into the Agreement and ultimately working through the options it provides is in the best interest of creating long-term value for our shareholders.

Boyne USA

On September 23, 2008, we made a loan to Boyne and certain of its subsidiaries in the amount of $68.0 million. The loan matures on September 22, 2010, earns interest at a rate of 12.0% per year and requires interest payments monthly. The loan is collateralized by a first priority lien on certain of the real and personal property assets related to the operation of The Big Sky Resort, less certain real estate retained by Boyne for development. The Big Sky Resort is a ski resort located in Big Sky, Montana, which is in the Rocky Mountains near Yellowstone National Park. The loan is further secured by an unconditional payment and performance guaranty from Boyne. The loan may be prepaid at any time, with sufficient prior notice, and may be accelerated upon customary events of default. As a condition to the loan, Boyne agreed to make improvements to The Big Sky Resort, including the completion of a new maintenance facility and completion of certain environmental remediation. Boyne has deposited $5.0 million in escrow as security for and for payment of Boyne’s obligations to complete such improvements.

Concurrently with the loan transaction, we entered into an asset purchase agreement with Boyne to acquire The Big Sky Resort for a purchase price of $74.0 million. The closing of such acquisition must occur on a date which is the earlier of (i) September 17, 2010 or (ii) the date designated in a written notice from Boyne to us; provided that if the loan is repaid or if the maturity date of the loan is accelerated prior to the closing of the acquisition of The Big Sky Resort, we have the right to accelerate the closing to the date of repayment of the loan or to any date following the accelerated maturity date of the loan. At the closing of the purchase of The Big Sky Resort, we will enter into a long-term lease with Boyne to operate the property.

Certain statements in this report are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, actual results could differ materially from those set forth in the forward-looking statements. Some factors that might cause such a difference include our inability to satisfactorily complete closing conditions and diligence, inability to obtain stockholders’ signatures, intervening litigation and involuntary bankruptcy. Given these uncertainties, we caution investors and potential investors not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2008	CNL LIFESTYLE PROPERTIES, INC.

/s/ Tammie A. Quinlan
	Name:	Tammie A. Quinlan
	Title:	Chief Financial Officer and Executive Vice President

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